Exhibit 14(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “GST Funds — Financial Highlights” and “Experts” in Form N-14 Registration Statement and related Proxy Statement/Prospectus and to the incorporation by reference of our report dated December 21, 2006 for Goldman Sachs Core Fixed Income Fund and our report dated January 16, 2007 for Goldman Sachs Municipal Income Fund (two of the funds comprising Goldman Sachs Trust) in Form N-14 Registration Statement (File Nos. 33-17619 and 811-5349) and related Statement of Additional Information of Goldman Sachs Core Fixed Income Fund and Goldman Sachs Municipal Income Fund filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
New York, New York
February 5, 2007